                                                                     Exhibit 2.6

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into this 30th day of August, 1996, by and between Great Scott Broadcasting Ltd., a Pennsylvania limited partnership ("Seller"), and Nassau Broadcasting Partners, L.P., a Delaware limited partnership ("Buyer").

                               STATEMENT OF FACTS

     1. Seller is the licensee and operator of radio stations WTTM/AM and WCHR/FM licensed to Trenton, New Jersey (the "Stations").

     2. Subject to the consent of the Federal Communications Commission ("FCC"), Buyer desires to acquire the Stations, and all of the assets, leases, contracts, agreements, licenses, and other property used or useful in the operation of, the Stations, with certain exceptions as provided herein, and Seller desires to transfer such assets to Buyer.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties intending to be legally bound hereby, agree as follows:

     1. SALE AND TRANSFER OF ASSETS.

     At the Closing and on the date of Real Property Transfer, Seller will sell, assign, transfer and deliver to Buyer the following:

     1.1. Assets to be Transferred at Closing. Subject to the terms and
          -----------------------------------
conditions of this Agreement, on the Closing Date (as defined in Section 10.1), Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and accept, all of the business, rights, properties and assets, real and personal, tangible and intangible, of every type and description, owned by Seller and used or held for use in connection with the business and operations of the Stations (except for Real Property and Tower Leases (as described in Schedule 1.2(a) and defined in Section 1.2(b), respectively)) which shall be transferred to Buyer on the Real Property Transfer Date) together with all rights and privileges associated with such assets and business of the Stations, except for Excluded Assets (as defined in Section 1.3) (collectively, the "Assets"). Without limiting the foregoing, the Assets shall include the following:

          1.1(a) Licenses and Authorizations. Subject to prior FCC consent, all
                 ---------------------------
of the FCC authorizations issued to the Seller with respect to the Stations and their auxiliaries, including without limitation, all rights in and to the call letters WTTM/AM and WCHR/FM, to the extent that they can be conveyed, and all of those FCC authorizations listed and described on Schedule 1.1 (a) attached
                                                 ----------------
hereto, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto or applications filed between the date hereof and the Closing

Date (collectively, the "Licenses"). All of Seller's interest in the Licenses will be assigned to Buyer as hereinafter provided;

          1.1(b) Tangible Personal Property. All equipment, electrical devices,
                 --------------------------
antennas, cables, vehicles, furniture, fixtures, towers, office materials and supplies, hardware, tools, spare parts, records, tapes, discs, carts and other tangible personal property of every kind and description owned by Seller and used or held for use (including those not in operating condition) located at the premises of the Stations on the Closing Date, and any other tangible personal property not located at said premises and those listed and described on
Schedule 1.1(b) attached hereto, or any replacements thereafter acquired prior
---------------
to the Closing Date (except as may be consumed in the ordinary course of business) and including all rights under manufacturers' and vendors' warranties;

          1.1(c) Leased Real Property. Any of the leases of real property with
                 --------------------
respect to real property leased by Seller and used or held for use in connection with the business and operations of the Stations on the Closing Date, described on Schedule 1.1(c) (the "Leased Property");
   ---------------

          1.1(d) Agreements for Sale of Time; Trade/Barter Agreements. Those
                 ----------------------------------------------------
orders and agreements now existing, and still existing on the Closing Date, for the sale of advertising time on the Stations, to the extent of the unexpired portion thereof, for cash as set forth on the attached Schedule 1.1(d)-1 ("Cash
                                                       -----------------
Agreements"); those orders, agreements and arrangements for the exchange of advertising time, to the extent of the unexpired portion thereof for consideration other than cash ("Trade Out Agreements"), as listed and described in Schedule 1.1(d)-2; all Cash Agreements and all Trade Out Agreements entered
   ------------------
into in the ordinary course of business between the date hereof and the Closing Date to the extent of the unexpired portion thereof;

          1.1(e) Other Contracts. All unexpired contracts, agreements, equipment
                 ---------------
leases, arrangements, commitments or understandings, written or oral, except for the Tower Leases and any of the foregoing which expire prior to the Closing Date, described in Schedule 1.1(e) hereto, and any such contracts entered into
                   ---------------
in the ordinary course of business between the date hereof and the Closing Date ("Contracts");

          1.1(f) Intangible Rights. Any trademarks, trade names, service marks,
                 -----------------
franchises, patents, jingles, slogans, logotypes and other intangible rights, owned and used or held for use by Seller on the Closing Date in connection with the business and operations of the Stations, including those listed and described on Schedule 1.1(f) hereto (the "Intangibles"), to the extent that
             ----------------
Seller has the right to use and assign them;

          1.1(g) Programming and Copyrights. All programs and programming
                 --------------------------
materials and elements, music libraries and software of whatever form or nature owned by Seller and used or held for use in connection with the business and operation of the Stations on the Closing Date ("Collections"), whether recorded on tape or any other media or intended for live performance, and whether completed or held in production and any related common law and statutory copyrights owned by Seller and used or held for use in connection with the business and operations of the Stations, or licensed or sublicensed to Seller in connection therewith, to the extent that Seller has the right to use and assign them; provided, however, that Collections also used by Seller at other locations may be copied and reserved under this Agreement;

          1.1(h) FCC Records. All FCC program logs and other records that relate
                 -----------
to the operation of the Stations as are required to be maintained under the rules and regulations of the FCC, including, but not limited to, an up-to-date and complete local public file; provided that Seller may retain copies of any and all such records indefinitely;

          1.1(i) Files and Records. All original files and other records of
                 -----------------
Seller relating to the business and operations of the Stations owned and in the possession of Seller (other than records relating to the partnership nature of Seller such as partnership minutes, partnership tax records, financial books and records and similar partnership and/or combined operations records), including without limitation all available schematics, blueprints, engineering data, customer lists, reports, specifications, projections, statistics, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and copies of all other technical and financial information concerning the Stations and the Assets;

          1.1(j) Goodwill. All of Seller's goodwill in, and going concern value
                 --------
of, the Stations; and


          1.1(k) Accounts Receivable. Seller's accounts receivable in respect of
                 -------------------
the Stations ("Accounts Receivable"); provided, however, Buyer shall pay to Seller all amounts collected by Buyer for the Accounts Receivable within thirty
(30) days following the Closing, without offset or deduction, and Buyer shall, within sixty days following the Closing, provide to Seller, in a form satisfactory to Seller, an accounting of all Accounts Receivable collected.

     1.2 Assets to be Transferred After Closing. Subject to the terms and
         --------------------------------------
conditions of this Agreement, on the Real Property Transfer Date (as defined in Section 10.1), Seller shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept:

          1.2(a) The real property owned by Seller, as described on Schedule 1.2
                                                                    ------------
(the "Real Property"); provided, however, that between the Closing Date and the Real Property Transfer Date, Seller shall lease the Real Property, including all structures, buildings, towers, transmitters, antennas and other improvements thereon to the Buyer for $1.00 per year pursuant to a lease in the form of Exhibit A, such lease to provide that Buyer shall only have the right to use the broadcast facilities on the Real Property in connection with Buyer's broadcasting operations and Seller shall retain all rights in the Tower Leases during the term of the lease; and

          1.2(b) All of the revenue, leases and leasing rights with respect to the broadcast towers and transmitter sites as set forth in the attached Schedule
                                                                        --------
1.2(b) and as entered into in the ordinary course of business between the date
------
of this Agreement and the Real Property Closing Date ("Tower Leases").

     1.3 Excluded Assets. There shall be excluded from the Assets, and retained
         ---------------
by Seller, to the extent in existence on the Closing Date, the following assets listed in Schedule 1.3 (collectively, the "Excluded Assets"):
          ------------

          1.3(a) Cash and Investments. All cash on hand or in bank accounts, and
                 --------------------
any and all other cash equivalents, including without limitation, certificates of deposit, commercial paper, treasury bills, asset or money market accounts and all such similar accounts or investments, or notes or other entitlements evidencing loans receivable and any securities owned or held by Seller;

          1.3(b) Certain Assets. Pension, profit sharing and savings plan and
                 --------------
trusts and any assets thereof;

          1.3(c) Consideration. The consideration delivered by Buyer to Seller
                 -------------
pursuant to this Agreement;

          1.3(d) Files and Records. The files and records referred to in the
                 -----------------
parenthetical in Section 1.1(i);

          1.3(e) Insurance Policy. All right, title and interest under all
                 ----------------
insurance policies or contracts of insurance and all claims or rights to payment thereunder, including insurance refunds;

          1.3(f) Choces in Action. Any and all causes of action and claims of
                 ----------------
Seller arising out of or relating to transactions prior to the Closing Date, including, without limitation, claims for tax refunds; and

          1.3(g) Title. Seller's name and rights to the name "Great Scott
                 -----
Broadcasting Ltd." and "Great Scott Communications, lnc." or any variant of the foregoing and all intangible assets directly associated therewith, but not the Intangibles listed on Schedule 1.1(f).

     2. PURCHASE PRICE AND PAYMENT.
        --------------------------

     2.1 Purchase Price. The Buyer shall pay to Seller as consideration for all
         --------------
of the Assets and Real Property to be sold and bought hereunder pursuant to
Section 1, the sum of Twenty Million Dollars ($20,000,000) ("Purchase Price").

     2.2 Earnest Money Deposit; Liquidated Damages. Buyer shall cause to be
         -----------------------------------------
deposited the sum of Seven Hundred Fifty Thousand Dollars ($750,000) (the
"Escrow

Amount") with Eizen Fineburg & McCarthy, P.C. (the "Escrow Agent") upon XXXXXX this Agreement. All funds are to be held by Escrow Agent in an interest-bearing XXXXXX until the Closing, as hereinafter defined, with all interest thereon
                                                           --------
accruing to XXXXX Buyer, pursuant to the terms of an Escrow Agreement in the form of Exhibit XXXX. The Escrow Amounts shall not include accrued interest. At
        -------                          ---------
the Closing, Escrow Agent shall deliver the Escrow Amount to Seller in accordance with the terms of the Escrow Agreement.

          In the event of termination of this Agreement for any reason other than as set forth in the next sentence, the Escrow Amount, together with any and all interest accrued thereon, shall be returned to Buyer. In the event of termination of this Agreement by Seller as the result of a failure of a condition set forth in Section 14.1(d) and Seller is not in breach of its obligations and representations hereunder, Seller shall be entitled to the amount of Two Million Dollars ($2,000,000)(the "Liquidated Damages Amount"). The Liquidated Damages Amount shall be paid in part with the Escrow Amount, and the remainder shall be paid within thirty days (30) of the termination of this Agreement by Seller as set forth in this paragraph. The parties agree that the Liquidated Damages Amount constitutes a reasonable sum to compensate Seller for any losses incurred in such event, considering all of the circumstances existing on the date of this Agreement, including the relationship of the sum to the range of harm to Seller that could be reasonably anticipated and the anticipation that proof of actual damages would be costly or inconvenient. In placing their initials at the place provided below, Buyer and Seller each specifically confirms the accuracy of the statements made above and the fact that each was represented by counsel who explained the consequences of this liquidated damages provision at the time this Agreement was made.

                                   SELLER INITIAL HERE      [INITIALS]
                                                        --------------------

                                   BUYER INITIAL HERE       [INITIALS]
                                                      ----------------------

     2.3  Method of Payment of Purchase Price. Subject to adjustment in
          -----------------------------------
accordance with Section 2.3(d), the Purchase Price shall be paid as follows:

          2.3(a) Escrow Amount. Escrow Agent shall deliver the Escrow Amount to
                 -------------
Seller in accordance with the terms of the Escrow Agreement.

          2.3(b) Closing. In addition to the Escrow Amount to be delivered to
                 -------
Seller by the Escrow Agent pursuant to Subsection 2.3(a) hereof, Buyer shall deliver to Seller one or more certified or cashier's checks or wire transfer payable as directed by Seller in the aggregate amount of Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000).

          2.3(c) Balance of Purchase Price. In addition to the amounts set forth
                 -------------------------
in 2.3(a) and (b), Buyer shall pay to Seller an aggregate of Five Million Dollars ($5,000,000)

(the "Additional Amount") plus interest of 6% per annum from the Closing Date, commencing as of the first anniversary of the Closing Date, as follows:

            First Anniversary                  $1,000,000 plus accrued interest
            Second Anniversary                 $2,000,000 plus accrued interest
            Third Anniversary                  $2,000,000 plus accrued interest

Buyer shall deliver to Seller a promissory note in the form attached hereto as Exhibit C providing for the payment of the Additional Amount, plus interest of
---------
6% per annum. Buyer shall use its best efforts to obtain the consent of its primary lender to grant Seller a subordinated security interest in the Assets to secure payment of the Promissory Note, such security interest to be subordinate only to Buyer's primary lender.

     2.4 Like-Kind Exchange. Seller contemplates that it may wish to engage in a
         ------------------
like-kind exchange under Section 1031 of the Internal Revenue Code with respect to some or all of the Assets (the "Exchange"). In the event Seller elects to participate in an Exchange, it shall notify Buyer not less than sixty (60) days prior to the Closing Date of that portion of the Assets which it desires to be part of an Exchange. Buyer agrees that so long as Buyer is not adversely affected, Buyer will cooperate with Seller at Seller's sole cost and expense, to enable Seller to facilitate the Exchange. Towards that end, Buyer shall deliver the Purchase Price in such manner as Seller shall direct. Buyer makes no representation, warranty or undertaking that any of the Assets qualifies for tax-free treatment under Section 1031 of the Code. Seller acknowledges that, notwithstanding Buyer's cooperation in the Exchange, Seller shall not be relieved of any of its obligations hereunder.


     3. NO ASSUMPTION OF LIABILITIES.

     The leases described in Section 1.1(c), the orders and agreements described in Section 1.1(d), and the contracts, agreements, arrangements, commitments and understandings described in Schedule 1.1(e) (other than those marked with an
                            ---------------
asterisk) are herein referred to as the "Assumed Obligations" and are the only agreements, contracts, obligations or commitments of Seller, whether known or unknown, contingent or otherwise that are to be assumed by Buyer as of the Closing Date. Except for the Assumed Obligations, Seller shall be solely responsible, and there shall be no assumption of liability by Buyer, for any agreement, contract, obligation or commitment of Seller, whether known or unknown, contingent or otherwise, relating to either the Stations or any of the affairs of Seller including, but not limited to, any agreement, executed or executory, relating to the exchange of time on the Stations for goods, wares services, promotions, merchandising or anything other than cash. With respect to the Assumed Obligations, it is specifically understood that Buyer shall assume only those obligations of Seller thereunder accruing on or after the Closing Date. Buyer shall not be obligated to perform any contract, agreement, obligation or commitment of Seller, whether known or unknown, contingent or otherwise, not specifically assigned to and assumed by Buyer hereunder.

     4. SELLER'S REPRESENTATIONS AND WARRANTIES.

     As used in this Section 4, references to Seller's knowledge shall mean Seller's knowledge after Seller has exercised due diligence in making inquiries of its personnel. Seller represents and warrants that the following statements as to Seller and the Assets and the Stations are correct as of the date hereof and will be correct at the Closing Date and, with respect to the Real Property, will be correct as of the Real Property Transfer Date.

     4.1 Licenses, Authorization and Compliance Therewith. Seller owns and/or
         ------------------------------------------------
has all franchises, licenses, permits, consents, approvals or authorizations of any public or governmental agency materially necessary to the conduct by Seller of its business as now conducted, including, but not limited to, the Licenses described in Schedule 1.1(a) hereto, without any material conflict with the
             ---------------
rights of others, all of which are in full force and effect, except as set forth in Schedule 1.1(a), and subject to no lien, charge, encumbrance, or limitation.
   ----------------
Without material exception, to Seller's knowledge, Seller is in material compliance with all of its material obligations with respect thereto; and no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the foregoing or would materially adversely affect the rights of Seller thereunder.

     Except as may be provided in Schedule 1.1(a), Seller has no knowledge of
                                  ----------------
any applications or any material complaints or proceedings pending or to the best of Seller's knowledge threatened as of the date hereof before the FCC directly relating to the business or operation of the Stations other than proceedings which generally affect the broadcast industry. Further, on the Closing Date, except as set forth on Schedule 1.1(a), the Stations will, unless otherwise provided, be on the air operating at full licensed power (consistent with the Stations' usual and customary engineering practices and the FCC's Rules and Regulations, the Communications Act of 1934, as amended (the "Act,") and regulations promulgated thereunder, under their present licenses, not under any Special Temporary Authority, as defined by the FCC. All FCC requirements for such authority will have been met, and there will be no material uncorrected FCC violations. If notice of any such violation is received or if Seller hereinafter becomes aware of any such violation prior to Closing, Seller, at its own expense, shall eliminate and cause to be removed all such violations by the date of Closing. All returns, reports and statements required to be filed with the FCC or other governmental agency relating to the Stations have been or will be duly and timely filed, and all said reports, returns and statements are or will be complete and correct as filed. To Seller's best knowledge, the "Public Inspection File" of the Stations will be complete and in full compliance with
Section 73.3526 of the FCC's Rules and Regulations on the Closing Date.

     4.2 Assets/Real Property.
         ---------------------

         4.2(a) Rights, etc. to Sell. Seller is the owner of and will at the
                --------------------
Closing Date have good title to the Assets, the Tower Leases and the Real Property, and will on the Closing Date and the Real Property Transfer Date have full legal right, power and authority to assign, transfer and sell the Assets, the Tower Leases and the Real Property to Buyer, free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever, except as set forth on Schedule 4.2(a), and in the case of the Real Property for Permitted Exceptions, as defined in Section 7.3. No action is pending or, to the knowledge of Seller, threatened, which would contest the ownership of, or right to transfer, any of the Assets, the Tower Leases or the Real Property. The Assets and the Real Property will not at the Closing Date or the Real Property Transfer Date, respectively, be subject to any contract, sale or other agreement, except for the Tower Leases, or as disclosed in writing to and expressly assumed or taken subject to by Buyer hereunder, and the delivery of the Assets or the Real Property to Buyer pursuant to the provisions of this Agreement will transfer good and valid title thereto, free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever except for Permitted Exceptions in the case of Real Property.

         4.2(b) Condition of Tangible Personal Property. The equipment described
                ---------------------------------------
in Schedule 1.1(b) hereto comprises all the equipment used or useful to operate
   ---------------
the Stations as they are presently being operated and to the best of Seller's knowledge said equipment is in material compliance with the FCC's Rules and Regulations. From the date hereof until Closing, the Stations and equipment will be operated and maintained in accordance with good engineering practices and to the best of Sellers knowledge in compliance with all of the FCC's Rules and Regulations. Except as disclosed in Schedule 1.1(b), there are no material
                                    ---------------
defects in any of the structures, improvements, electronic equipment or other tangible personal assets of the Stations, all of which are in operating condition. All of the Stations' buildings, structures, transmitters, towers, antennas, guy wires, ground systems, radials and other improvements are on property that will be included within the boundaries of the Real Property.

         4.2(c) Real Property. With respect to the Real Property:
                -------------

                (i) Seller is not a "foreign person" as that term is used in Internal Revenue Code Section 1445 ("IRC (S)1445"), and Seller agrees to furnish to Purchaser, at or prior to Closing, an Affidavit of Non-Foreign Status or any other documentation required under IRC (S)1445 to evidence that Seller is not a "foreign person";

                (ii) Except for the Tower Leases, there are no leases, rental agreements or other agreements relating to the Real Property which are to remain in effect after Buyer takes title to the Real Property, and Seller will make no agreement relating to the Real Property with any person other than Buyer;

                (iii) Seller has not received any notice with respect to the Real Property of any threatened rezoning, annexation or modification to general plan proceeding which proceeding is still pending.

     4.3 Contracts, Leases, Agreements, Etc. To the best of Seller's knowledge,
         -----------------------------------
each of the contracts, agreements, easements, licenses and leases (collectively, "Assumed Contracts") and the Tower Leases described in Sections 1.1(c), 1.1(d)-1, 1.1(d)-2, 1.1(e) and 1.2(b) hereto is valid, binding and enforceable in accordance with its terms and Seller is not in any material respect in default thereunder. Except for Assumed Contracts and Tower Leases marked with an asterisk on Schedules 1.1 (c), 1.1(d)-1, 1.1 (d)-2, 1.1(e) and 1.2(b) (the
            -----------------  --------  ---------  ------
"Contract Schedules"), no consents are required to assign to Buyer Seller's interest in any of the Assumed Contracts or the Tower Leases. Except as set forth on Schedule 4.3, the Assumed Contracts and the Tower Leases may be assumed
         ------------
by Buyer without any material adverse change, and are now, and on the Closing Date will be, in full force and effect.

     4.4 Employees and Agreements Relating to Employment.
         -----------------------------------------------

         4.4(a) Attached hereto as Schedule 4.4(a) is a listing of: (1) the
                                   ---------------
names of all persons currently on the payroll of the Stations, together with the amount paid or payable to each such person for their services; (2) any bonus or other material compensation arrangements and personnel benefits or policies in effect, if any, for each employee; and (3) a complete copy of each such written plan, benefit, and policy.

         4.4(b) Except as set forth on Schedule 4.4(b) Seller has made no
                                       ---------------
representation to any of the Stations' employees concerning their employment, if any, by Buyer after the Closing Date. Any decision by Buyer to employ any of the employees of the Stations in the operation of the Stations on or after 12:01 a.m. on the Closing Date, other than those set forth on Schedule 4.4(b), shall
                                                        ---------------
be made in its sole discretion.

         4.4(c) No labor union is currently certified, or otherwise recognized, as the collective bargaining representative for any of the Stations' employees. Seller has no actual knowledge of any labor strike, or other employee or labor controversy or dispute pending which would affect the operation of the Stations.

         4.4(d) Seller is not, and on the Closing Date will not be, except as disclosed on Schedule 4.4(d), a party to: (a) any labor contract, (b) any
             ---------------
vacation pay, severance pay or other benefit arrangement (including ERISA or similar plans) with its employees, or (c) any employment contract or agreement which is not terminable upon termination notice of thirty (30) days.

     4.5 Litigation. Except as set forth on Schedule 4.5. there are no actions,
         ----------                         -------------
judgments, suits, proceedings, investigations or inquiries pending or, to the knowledge of Seller, threatened against or affecting Seller which would materially affect the transactions contemplated by this Agreement or questioning the validity of any action taken or to be taken in connection with the implementation of the provisions of this Agreement, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, agency, court or instrumentality, domestic or foreign. Seller does not know or have reasonable grounds to know of any factors or circumstances which might be the basis of any action, suit or proceeding; and, to the best of Seller's knowledge, except as disclosed in Schedule 4.5, Seller has complied
                                           ------------
with all applicable statutes and regulations of all governmental authorities and agencies having jurisdiction over Seller.

     4.6 Compliance with Law.
         --------------------

         4.6(a) Generally. Seller has complied and is in compliance in all
                ---------
material respects with all laws, rules, regulations, and orders of any governmental entity applicable to Seller and the Assets, including, without limitation, the Act and rules and regulations thereunder ("Applicable Laws"). Seller has not been charged with and to the best of Seller's knowledge is not under investigation for any violation of Applicable Laws, nor, to the knowledge of Seller, is there any basis for any such charge or investigation.

         4.6(b) Real Estate Matters. All of the Real Property and all
                -------------------
structures, transmitters, towers, equipment and improvements located thereon conform in all material respects with all applicable laws and regulations, including, without limitation, environmental, building and zoning laws and regulations, and no notice or actual knowledge of any violation of zoning, building or other laws, statutes and ordinances and regulations relating to such real property has been received or is known and there is no proposed, pending or threatened condemnation proceeding of similar action affecting any such Real Property.

         4.6(c) Hazardous Materials. Except as set forth on Schedule 4.6(c), to
                -------------------
the best of Seller's knowledge, no hazardous or toxic materials (as hereinafter defined) exist in any structure located on, or exist on or under the surface of the Real Property. For purposes of this Agreement, "hazardous or toxic material" shall mean waste, substances, materials, smoke, gas, pollutants, contaminants, asbestos or asbestos related products, PCB's, petroleum, crude oil (or any fraction or distillate thereof) or particulate matter designated as hazardous, toxic or dangerous, or requiring special handling, treatment or storage whether or not designated hazardous, toxic or dangerous under any environmental laws. For purposes of this Agreement, the term "environmental laws" shall be interpreted to mean the Comprehensive Environmental Response Compensation and Liability Act, any successor to such law, and/or any other applicable federal, state, or local environmental, health or safety law, rule or regulation concerning the treating, producing, handling, storing, releasing, spilling, leaking, pumping, pouring, emitting, or dumping of any waste, substance, materials, smoke, gas or particulate matter or imposing liability or standards in connection therewith.

     4.7 Existence and Powers: No Conflict. Seller is a limited partnership and
         ---------------------------------
its general partner is a corporation, each duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and each has the power and authority to own or lease its properties and to carry on business as now being conducted, and has all requisite power and authority to enter into, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Seller have been duly and validly authorized by the Board of Directors of Seller's general partner and no other action is required. Neither the execution and delivery of this Agreement by Seller, nor the compliance by Seller with the respective terms thereof: (i) will, to the best of Seller's knowledge, breach any Applicable Laws; (ii) will conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would become a default) under any of the terms, conditions or provisions of any judgment, order, arbitration, injunction, decree or ruling of any court or governmental authority to which Seller or any of the Assets is subject or of Seller's Certificate of Formation, Agreement of Limited Partnership (as the same may have been amended) or any agreement, commitment, arrangement, lease, insurance policy, or other instrument to which Seller is a party or by which it is bound; (iii) will result in the creation of any lien, equitable lien, tax lien, mortgage, charge, security interest or other encumbrance upon any of the Assets; (iv) will give to any other person any interests or rights, including rights of termination or cancellation, in or with respect to any of the priorities, assets, agreements, contracts or business of Seller; (v) will result in the loss or adverse modifications of the Licenses or any other license, franchise, permit or other governmental authorization granted to or held by Seller; or (vi) require the consent of any person except as disclosed in this Agreement.

     4.8 Operation of Stations.
         ---------------------

         4.8(a) The Stations have been, and shall continue to be, operated (1) in material compliance with their Licenses and Applicable Laws, and (2) in a manner which will not to the knowledge of Seller based on applicable testing expose human beings to any level of non-ionizing radiation higher than the levels recommended for human exposure in FCC Report & Order ET Docket 93-62, released August 1, 1996.

         4.8(b) Seller shall give prompt written notice to Buyer if (i) the transmission of the regular broadcast programming of either of the Stations in the normal and usual manner is interrupted or discontinued for a period in excess of eight (8) hours other than as a result of weekly routine maintenance or public utility company activity; or (ii) either of the Stations is operated at less than ninety (90%) of its licensed operating power, in either event for a period in excess of (A) twenty-four (24) consecutive hours or (B) an aggregate of seventy-two (72) hours in any thirty (30) day period; or (iii) either of the Stations operate at reduced power for ten (10) days, thereby requiring written notification to the

FCC pursuant to Section 73.1560(d) of the FCC Rules; or (iv) the programming format of either of the Stations is materially changed.

     4.9 Insurance. The insurance policies owned by Seller or of which Seller is
         ---------
a named beneficiary, set forth on Schedule 4.9 attached hereto, are now and on
                                  ------------
the Closing Date will be fully in effect in accordance with their terms, with no default in the payment of premiums on any such policy and no ground for cancellation or avoidance of any thereof or for reduction of the coverage provided hereby.

     4.10 Absence of Insolvency. No insolvency proceedings of any character,
          ---------------------
including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Seller or any of its respective assets or properties, are pending or, to the knowledge of Seller, threatened, and Seller has made no assignment for the benefit or creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

     4.11 Intangibles. Seller owns and has the exclusive right to use all the
          -----------
Intangibles presently used in conjunction with the operation of the Stations, together with any goodwill associated therewith. To the best of Seller's knowledge, the Intangibles are subject to no pending or threatened challenge and none of the lntangibles is being infringed by the activities or operations of any third person and none is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof.

     4.12 Financial Statements. Seller has heretofore furnished Purchaser with
          --------------------
copies of the following financial statements of Seller: (i) unaudited statements of operating cash flows for the Stations for the three-month period ended March 31, 1996, and years ended December 31, 1995 and 1994 (the "Operating Statements"). Except as noted therein or on Schedule 4.12, the Operating
                                            -------------
Statements are complete and correct in all material respects, were prepared in accordance with the accounting methods consistently applied by Sellers and present fairly the results of operating cash flows for said periods.

     4.13 Taxes. As of the Closing Date, Seller shall have timely and duly filed
          -----
with the appropriate governmental agencies all tax returns, declarations of estimated tax, and tax reports required to be filed by it, and all taxes and other assessments which Seller is required to pay, withhold or collect have been timely and duly paid, withheld and collected. There are no present disputes as to taxes of any nature payable by Seller with respect to the Stations and it has not filed an IRS Form 872 ("Consent Fixing Period of Limitations Upon Assessment of Income Tax") or otherwise agreed to extend the time for assessment of any taxes against it for any year. Any additional taxes, interest, penalties, assessments and deficiencies that shall become due and payable with respect to any tax return or tax obligation of Seller shall be the sole responsibility of Seller.

     4.14. Net Operating Profit. The Stations' 1995 broadcast cash flow, with
           --------------------
certain adjustments, for the twelve months ending December 31, 1995 and on a trailing basis for the most immediate twelve (12) month period preceding Closing, will not be less than Five Hundred Thirty-Eight Thousand Dollars ($538,000).

     4.15. Absence of Certain Changes. Since December 31, 1995, there has not
           --------------------------
been (i) any material adverse change in the property of Seller or any material labor dispute, grievance or organizational effort affecting the Assets, taken as a whole; (ii) any physical damage, destruction or loss (not covered by insurance) materially and adversely affecting the Assets or business of Seller, taken as a whole; (iii) any sale, assignment, lease or other transfer or disposition of any of the assets or properties of Seller except in the ordinary course of business and with adequate replacement property being acquired as necessary; or (iv) any waiver of any right resulting in a materially adverse affect on the Assets.

     4.16. Accounts Receivable. Prior to and after the Closing Date, Seller
           -------------------
shall make no effort to accelerate the collection of Accounts Receivable.

     5. BUYER'S REPRESENTATIONS AND WARRANTIES.

     Buyer represents and warrants that the following statements as to Buyer are correct as of the date hereof and will be correct at the Closing Date:

     5.1 FCC Qualifications. Buyer knows of no reason it will not be found
         ------------------
qualified under the Act, and the rules, regulations and policies promulgated thereunder, to obtain FCC approval of the Application referred to in Section 8 and serve as the licensee of the Stations. Buyer has no knowledge of any material reason, fact, allegation or claim not stated herein which may impair Buyer's qualifications and knows of no reason why the FCC would not approve said Application. Between the date hereof and the Closing, Buyer will take no action knowingly that would substantially delay FCC approval or render Buyer not qualified.

     5.2 Existence and Powers; No Conflict. Buyer is a limited partnership duly
         ---------------------------------
formed, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to own or lease its properties and to carry on business as now being conducted, and has all requisite power and authority to enter into, deliver and perform this Agreement. The execution, delivery, and performance of this Agreement by Buyer have been duly and validly authorized by Buyer's general partner, and no other action is required. Neither execution and delivery of this Agreement by Buyer, nor the compliance by Buyer with the respective terms hereof: (i) will, to Buyer's best knowledge, breach any Applicable Laws; (ii) will conflict with or result in a breach of or constitute a default (or an event which, with notice or lapse of time, or both, would become a default) under any of the terms, conditions or provisions of, any judgment, order, arbitration award, injunction, decree or ruling of any court or governmental authority to which Buyer is subject, or of Buyer's partnership agreement(s), or any contract commitment arrangement or agreement to which Buyer is party or by which it may be bound; or (iii) require the consent of any person except as disclosed in this Agreement.

     5.3 Disclosure. No covenant, representation or warranty made by Buyer in
         ----------
this Agreement and no statement made in any certificate or document furnished or to be furnished by Buyer in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Seller.

     5.4 No Litigation. There is no litigation, judgment or decree outstanding
         -------------
or other judicial or administrative proceeding pending or, to the best of Buyer's knowledge, threatened which might adversely affect Buyer's power, authority or ability to enter into this Agreement and to carry out the transactions contemplated herein. Buyer does not know or have reasonable grounds to know of any factors or circumstances which might be the basis for such litigation, proceeding or investigation.

     5.5 Financial Ability of Buyer. Buyer has a commitment of funds to
         --------------------------
undertake its obligations pursuant to this Agreement, and Buyer has no knowledge of any approval or consent of a financial institution or investor needed to undertake such obligations.

     5.6 Accounts Receivable. Prior to and within 30 days after the Closing
         -------------------
Date, Buyer shall make no effort to delay payment of the Accounts Receivable and shall pursue collection of Accounts Receivables in a manner consistent with Seller's current collection practices.

     6. AGREEMENT NOT TO COMPETE.

     6.1 Agreement Not To Compete. On or before the Closing Date, Seller, Faye
         ------------------------
Scott and Mitchell Scott shall each execute individually an Agreement Not to Compete in the form annexed hereto as Exhibit D pursuant to which each shall
                                      ---------
agree not to participate in the ownership, management, operational control of, and not be connected with or have any interest in, any radio station licensed to any community within the counties of Mercer, Somerset, Middlesex, Burlington and Monmouth in the State of New Jersey and Bucks in the Commonwealth of Pennsylvania for a period of three (3) years immediately following the Closing.

     The parties hereto agree that the duration and area of the Agreement Not to Compete are reasonable. In the event that any Court determines that the duration or area, or both of them, are unreasonable, and the Agreement Not to Complete is to that extent unenforceable, the parties hereto agree that the Agreement Not to Compete shall remain in full force and effect for the greatest period of time and in the greatest area that would render it enforceable. Seller agrees that damages are an inadequate remedy for any breach of this covenant and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief, in the form of temporary, preliminary and permanent injunctions, without bond or security, without any actual or threatened breach of this Agreement Not to Compete.

     By executing this Agreement in the space provided below, Seller, Faye Scott and Mitchell Scott, each agree to execute such Agreement Not to Compete and deliver such Agreement to Buyer at Closing.

/s/ Faye Scott                       /s/ Mitchell Scott
--------------------------           --------------------------------
Faye Scott                                             Mitchell Scott


                                     /s/ Faye Scott
                                     --------------------------------
                                     Faye Scott, President     Seller
                                     Great Scott Communications, Inc.
                                     General Partner

          7. CONDUCT PRIOR TO CLOSING.

     7.1 Access and Information. Seller shall give Buyer and its representatives
         ----------------------
reasonable access throughout the period prior to Closing to the operations, properties, books, contracts, agreements, leases, commitments and records of the Stations at reasonable times, provided that the normal operations of Seller's business shall not be disrupted.

     7.2 Conduct of Station Business. Between the date hereof and Closing:
         ---------------------------

         7.2(a) Seller shall use its reasonable best efforts to produce the consent of any third parties necessary for the assignment to Buyer of any contract, lease or agreement marked with an asterisk and listed on the Contract
                                                                       --------
Schedules;
---------

         7.2(b) Seller shall (i) conduct the business of the Stations in a prudent and responsible manner in good faith and operate and maintain the Stations and the Assets in accordance with good engineering and Seller's past practices and in compliance with the terms of the Licenses and Applicable Laws; and (ii) keep all of the Assets to be transferred hereunder in substantially the same operating condition and repair as of the date hereof, reasonable wear and tear excepted;

         7.2(c) Except as set forth in Schedule 7.2(c). Seller shall not (i)
                                       ---------------
hire additional personnel (other than temporary employees hired in the ordinary course of business) or unreasonably increase the compensation or bonuses payable or to become payable to any of the Stations' employees; (ii) enter into an agreement to sell, assign, lease, exchange or otherwise transfer or dispose of any of the Assets; (iii) enter into any new contract or renegotiate, modify, amend, renew, or terminate any existing contract, except that Seller may, in the ordinary and usual course of business, enter into: (1) agreements for the sale of time on the Stations for such rates and on such terms as are consistent with Seller's normal and usual practices;
(2) any contract(s) terminable on thirty (30) days notice or less without premium or penalty; and (3) any contract(s) consented to by Buyer in writing;
(iv) change the Stations' call letters, or change the Stations' facilities, or apply for any construction permit(s) with the FCC, without Buyer's consent, which will not be unreasonably withheld or delayed, or make any material adverse changes in the Stations' leasehold improvements and other improvements and fixtures; or (v) except as required by law or any governmental agency, disclose any information relating to the Stations to any third party, other than to Seller's authorized employees, agents and professional advisors in the ordinary course of business and other than to Buyer and Buyer's authorized representatives as provided for herein;

         7.2(d) Seller shall maintain in full force and effect the insurance described in Schedule 4.9; and
             ------------

         7.2(e) Seller shall give Buyer notice of any unusual operating problems or developments affecting Seller between the date hereof and the Closing Date, including, but not limited to, any problem or development which would materially adversely affect the Assets, and keep Buyer fully apprised of all matters having material financial impact on Seller.

     7.3 Buyer's Inspections and Approvals.
         ---------------------------------

         7.3(a) Seller agrees to convey and Buyer agrees to accept such title to the Real Property as the title company shall be willing to insure on its standard form and at standard rates, such title to be subject to: (i) all standard exclusions and printed exceptions in the standard form of owner's policy of title insurance; (ii) encroachments and all other matters that would be disclosed by a current and accurate survey of the Real Property; (iii) liens for taxes and assessments not yet due and payable; (iv) easements for public utilities affecting the Real Property; (v) all easements, covenants, restrictions and rights-of-way affecting the Real Property; (vi) the exceptions listed on Schedule 7.3; and (vii) both (a) any applicable zoning ordinances,
          ------------
other land use laws and regulations, and (b) those matters, if any, which are waived by Buyer pursuant to this Section (the foregoing title matters are hereinafter referred to as the "Permitted Title Exceptions"). Within thirty (30) days of the execution of this Agreement, Buyer shall order, at Buyer's sole cost and expense, a title commitment from a title insurance company authorized to do business in the State of New Jersey (the "Commitment"). If the Commitment reveals a defect in title which is not one of the Permitted Title Exceptions, Buyer may either waive such defect or give prompt (within ten (10) days of receipt of such commitment or endorsement, time being of the essence) written notice to Seller of such defect in title, whereupon Seller may, at its option, attempt to cure such defect prior to the Closing or decline to cure such defect. Nothing contained herein shall be deemed or construed to require Seller to incur any costs and expenses, or to bring any action or proceeding, to remove any defect in title. Notwithstanding the foregoing, Seller shall have the right, at its sole option, to extend the Closing Date by not more than sixty (60) days to attempt to cure any defect in title objected to by Buyer in accordance with this Section 7. Seller shall give Buyer no less than five (5) business days notice of the new closing date.

         7.3(b) On the Closing Date, Seller shall transfer the Real Property to Eizen Feinberg & McCartney, P.C., as Trustee, to be held in trust until the Real Property Closing Date, in accordance with the form of trust agreement attached hereto as Exhibit D (the "Trust Agreement").
          ---------

         7.3(c) Environmental Audit. Buyer shall promptly, at its expense,
                -------------------
arrange for such environmental investigations and audits (an "Audit") of the Real Property as it deems appropriate, including, without limitation (i) conditions with respect to or contamination or pollution of surface or ground waters, soil and air, (ii) the disposal, presence, release or threat of release of hazardous or toxic material thereon, and (iii) compliance with environmental laws or other Applicable Laws. Buyer shall furnish Seller with a copy of the report of any Audit within five (5) days after Buyer's receipt thereof. If the Audit discloses a condition which materially contradicts the representations in
Section 5.6(c), Buyer may either:

                  (1) Elect to consummate the purchase of all the Assets in which case Seller shall bear the cost of remediating such condition in an amount not to exceed $200,000 and such amount shall be deducted from the Purchase Price; or

                  (2) Elect to consummate the purchase of the Assets exclusive of that portion of the Real Property on which the condition exists (and exclusive of the lease in the event such Real Property is leased by Seller), in which case the Purchase Price shall be reduced by the fair market value of such Real Property without reference to such condition.

         7.3(d) Engineering Inspection. It is agreed that, not less than ten
                ----------------------
(10) days prior to the Closing Date, Buyer's engineer may inspect the Assets to insure that its equipment complies with all warranties and conditions set forth herein. Seller agrees to extend full cooperation to said engineer, including such access to the equipment and to logs pertaining thereto at such time or times as said engineer shall reasonably request. Buyer shall furnish Seller with a copy of the report of any inspection prior to the Closing Date. If Buyer's engineer reports that the equipment fails to materially comply with said warranties, Buyer may either:

                  (1) Elect to consummate the purchase of the Assets in which case Seller shall bear the cost of equipment repair in excess of

                  $10,000 in an amount not to exceed $50,000 and such amount shall be deducted from the Purchase Price; or

                  (2) Elect to consummate the purchase of the Assets exclusive of the equipment which fails to materially comply with warranties, in which case the Purchase Price shall be reduced by the fair market value of such equipment.

     7.4 Risk of Loss. The risk of any loss, damage or destruction to any of the
         ------------
Assets from fire or other casualty or cause shall be borne by the Seller at all times prior to 12:01 a.m. on the Closing Date. Upon the occurrence of any loss or damage to any material portion of the Assets as a result of fire, casualty or other cause prior to Closing, Seller shall notify Buyer of same in writing immediately, stating with particularity the extent of such loss or damage incurred, the cause thereof if known, and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Subject to the provisions hereof, Buyer shall have the option (but not the obligation), in the event the loss or damage exceeds One Hundred Thousand Dollars ($100,000.00) and the property cannot be substantially repaired or restored within sixty (60) days, exercisable within ten (10) days after receipt of such notice from Seller to: (i) postpone the Closing until such time as the property has been completely repaired, replaced or restored, unless the same cannot be reasonably effected within two
(2) months of notification; (ii) elect to consummate the Closing and accept the property in its "then" condition, in which event Seller shall at the Closing assign to Buyer all rights under any insurance claim covering the loss and pay over any proceeds under any such insurance policy theretofore received by Seller with respect thereto; or (iii) rescind this Agreement at no cost or expense to Buyer and declare the Agreement of no further binding force and effect, if such repairs, replacements or restorations are not completed within ninety (90) days after the date specified herein as the Closing Date, provided that such repairs, replacements or restorations are necessary to the normal operation of the Stations. In the event Buyer elects to postpone the Closing Date as provided in clause (i) of this Subsection, the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC referred to herein.

     7.5 Confidentiality. Between the date of this Agreement and the Closing
         ---------------
Date, Buyer will maintain strict confidentiality with respect to all documents and information furnished by or on behalf of Seller (except for documents of information required to be disclosed by law), and, if this Agreement is terminated, Buyer shall return to Seller all such documents and information. Notwithstanding the foregoing, Buyer may make disclosure that may be required:
(i) by its lenders; (ii) in the preparation of federal, state and local tax returns; (iii) pursuant to any federal or state securities laws; or (iv) as may be necessary to advise any of Buyer's investors or advisors; provided, that, in such case, Buyer shall advise the investors of the confidentiality of the information.

     7.6 Prohibited Action. Between the date of this Agreement and the Closing
         -----------------
Date, neither Buyer nor Seller will commit any act or omission that would: (i) disqualify them as parties to an assignment of the Licenses or, as to Buyer, as owner or operator of the Stations and the Assets; (ii) jeopardize the validity of the Licenses or (iii) interfere with the existing relationships between the Stations and their advertisers, suppliers and others.

     8.  APPLICATION FOR FCC APPROVAL.

     8.1 Filing and Prosecution of Application. As promptly as practicable after
         -------------------------------------
the execution of this Agreement, and in no event later than ten (10) business days thereafter, Buyer and Seller shall join in an application to the FCC requesting the FCC's written consent to the assignment of the Licenses of the Stations to Buyer and to the consummation of the transactions contemplated by this Agreement (the "Application"). Both parties shall promptly respond to any requests for the submission of additional information and shall vigorously oppose any protest, petition to deny, petition for reconsideration or appeal of the FCC's consent and approval that may be filed. Buyer and Seller shall proceed with due diligence and promptly take all steps necessary to the expeditious prosecution of such application to a favorable conclusion, using their best efforts throughout.

     8.2 Expenses. Each party shall bear its own expenses in connection with the
         --------
preparation of the applicable sections of the Application and in connection with the prosecution of such application. Seller and Buyer will divide and pay equally the filing and grant fees, if any, charged by the FCC.

     8.3 Designation for Hearing. If, for any reason, the Application is
         -----------------------
designated for hearing by the FCC or if the parties are notified by the FCC in writing of its intention to designate the Application, either party, if not then in default, shall have the right by written notice within fifteen (15) days of such designation for hearing, to terminate this Agreement.

     8.4 Control of Stations. This Agreement shall not be consummated until the
         -------------------
FCC has given its written consent to the assignment of the Licenses of the Stations.

     8.5 Best Efforts. Each party hereto agrees to use its best efforts in the
         ------------
performance and fulfillment of all terms and conditions of this transaction applicable to such party and in filing an application for the FCC's consent, and agrees to execute such other and further documents as may be reasonably required to carry out the intent of this Agreement.

     9.   BULK SALES LAW.

     Buyer hereby waives compliance by Seller with the provisions of all Bulk Sales Laws, or other similar provisions, provided, however that Seller agrees to indemnify and hold Buyer harmless for any claims arising thereunder.

     10.  CLOSING.

     Subject to the terms and conditions herein stated, the parties agree as follows:

     10.1 Closing Date and Real Property Transfer Date. The Closing
          --------------------------------------------
of the transactions contemplated herein, other than for the transfer of the Real Property, shall be held on a date and time as specified by Buyer in writing to Seller that is no less than five (5) and no more than fifteen calendar (15) days after the date upon which the approval of the FCC required for the consummation of the transactions contemplated herein shall become a "Final Order," or on such date upon which the parties mutually agree in writing; provided, however, that "Final Order" means the date on which the consent of the FCC is no longer subject to administrative or judicial reconsideration, review, appeal or stay; provided further, that in the event the date of the Final Order is on or after December 1, 1996, the Closing will take place no earlier than January 1, 1997 on a date specified by Buyer. The parties hereby agree and stipulate that, absent the pendency of any petition, application or motion seeking reconsideration, review, appeal or stay of the Consent, and absent any FCC action reconsidering, reviewing, staying or modifying the Consent, such Consent shall be treated as final as of 12:01 A.M. on the forty-first day after the date of public notice issued by the FCC approving the assignment of the Licenses to Buyer. The Closing shall take place at the Trenton offices of Sterns & Weinroth, A Professional Corporation, at 9:00 A.M. local time, or such other time or place as mutually agreed. Notwithstanding anything contained in this Section 10.1 to the contrary, if the Closing does not occur by April 1, 1997, then either Seller or Buyer shall have the right to terminate this Agreement subject to the terms and conditions of Section 14 hereof, and the Escrow Amount shall be refunded to Buyer. The Real Property Transfer Date shall be the third anniversary of the Closing Date.


     10.2 Seller's Obligations at Closing. At the Closing, Seller shall execute
          -------------------------------
and deliver or cause to be delivered to Buyer the following, in a form and substance reasonably approved by counsel for Buyer:

          10.2(a) A Bill of Sale for all tangible personal property to be transferred hereunder, pursuant to Section 1.1(b), containing a warranty of title and covenant against all liens, encumbrances and restrictions of any kind whatsoever.

          10.2(b) One or more assignments, assigning to Buyer the Licenses and intangible property to be acquired by Buyer hereunder;

          10.2(c) One or more assignments assigning to Buyer the Contracts to be assigned to Buyer hereunder together with all necessary consents thereto and the original copies of said Contracts;

          10.2(d) A certificate from Seller stating that: (i) all representations and warranties of Seller as set forth in this Agreement or in any statement, certificate, schedule, exhibit or other document delivered pursuant to this Agreement by Seller are true and correct in all material respects, as of the Closing Date; and (ii) Seller has, in all material respects, performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date;

          10.2(e) The Agreement Not to Compete executed by each of Seller, Faye Scott and Mitchell Scott in the form attached hereto as Exhibit E;
                                                        ---------

          10.2(f) An opinion of Eizen Fineberg & McCarthy, counsel for Seller, in the form attached hereto as Exhibit F;
                               ---------

          10.2(g) An opinion of Seller's FCC Counsel in the form attached hereto as Exhibit G;
   ---------

         10.2(h) Copies of the files, records and logs referred to in Sections 1.1(i) and 1.1 (j) hereof and copies of all of the Licenses;

          10.2(i) An affidavit that Seller is not a "foreign person" as required under Internal Revenue Code (S)1445;

          10.2(j) A lease to Buyer for the Real Property for a term of three years substantially in the form attached hereto as Exhibit A:
                                                   ---------

          10.2(k) The Trust Agreement in the form attached hereto as Exhibit D;
                                                                     ---------
and

          10.2(1) Such other documents or instruments as counsel for Buyer may reasonably request and in a form reasonably acceptable to Buyer's counsel, which documents are necessary to carry into effect the provisions of this Agreement.

     10.3 Seller's Obligations on the Real Property Transfer Date. On the Real
          -------------------------------------------------------
Property Transfer Date, Seller shall execute and deliver to Buyer a duly acknowledged bargain and sale deed with covenants against grantor's acts conveying the Real Property to Buyer and shall do any other act necessary to convey the Real Property to Buyer.

     10.4 Buyer's Obligations at Closing. At the Closing, Buyer shall execute
          ------------------------------
and deliver or cause to be delivered to Seller the following in a form and substance reasonably acceptable to Seller's counsel:

          10.4(a)     The Purchase Price as set forth in Section 2.3 hereof
consisting of:

                (i) Executed instructions to Escrow Agent, directing it to release to Seller the Escrow Amount in the amount of Seven Hundred Fifty Thousand Dollars ($750,000);

                (ii) Fourteen Million Two Hundred Fifty Thousand Dollars ($14,250,000) by bank cashier's check, certified check or wire transfer at Seller's election; and

                (iii) The Promissory Note for Five Million Dollars ($5,000,000) plus interest at six percent (6%) per annum;

          10.4(b)     One or more assumptions assuming the Contracts being
assigned by Seller;

          10.4(c)     A certificate from Buyer stating that: (i) all and
warranties of Buyer as set forth in this Agreement or any statement certificate, or other document delivered pursuant to this Agreement by Seller are true and correct in all material respects as of the Closing Date, and (ii) Buyer has, in all material respects, performed and complied with all covenants, complied with by Buyer at or prior to the Closing Date; and

          10.4(d)     Such other documents or instruments as counsel for Seller
may reasonably request and in a form acceptable to Seller's counsel, which documents are necessary to carry into effect the provisions of this Agreement.

    10.5  Condition to Obligations of Buyer. The obligation of Buyer to
          ---------------------------------
consummate the purchase of the Assets ate the Closing shall be subject to the performance, in all material respects, on or prior to the Closing Date, of all of the covenants and agreements as set forth elsewhere in this agreement to be performed by Seller, and upon the following addional conditions:

          10.5(a)     The representations and warranties of Seller shall be true in all material respects as of the Closing Date; and

          10.5(b)     There shall not have occurred any material adverse change
in the condition of the Assets, ordinary wear and tear excepted; and

          10.5(c) The consents required from the FCC (including, without limitation, the Final Order of the FCC) to Buyers acquisition of the Assets, shall have been granted, without any condition materially adverse to Buyer, and such consents shall be valid and outstanding on the Closing Date; and

          10.5(d) No action or proceeding shall be pending or threatened, challenging the validity of this Agreement or seeking to delay the consummation of any of the transactions for which this Agreement provides, which in the reasonable opinion of Buyer is material to the transactions contemplated by this Agreement; and

          10.5(e) Seller shall have obtained and delivered to Buyer the written consents of all requisite parties to assign and transfer to Buyer those Contracts material to the operation of the Stations without conditions materially adverse to Buyer; and

          10.5(f) Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date; and

          10.5(g) All of the requirements of Section 10.2 shall have been met;
     and

          10.5(h) Seller shall have received a letter of non-applicability or negative declaration or remediation agreement or other documents permitting the transfer from the New Jersey Department of Environmental Protection pursuant to the Industrial Site Recovery Act, if applicable.

     Buyer shall have the right to waive any or all of the foregoing conditions of Closing at its sole option and risk.

          10.6 Condition to Obligations of Seller. The obligation of Seller to
               ----------------------------------
     consummate the purchase of the Assets at the Closing shall be subject to the performance, in all material respects, on or prior to the Closing Date, of all of the covenants and agreements as set forth elsewhere in this Agreement to be performed by Seller, and upon the following additional conditions:

          10.6(a) The representations and warranties of Buyer shall be true in all material respects as of the Closing Date; and

          10.6(b) The consents required from all governmental agencies (including, without limitation, the Final Order of the FCC) to Buyer's acquisition of the Assets shall have been granted, without any condition materially adverse to Seller, and such consents shall be valid and outstanding on the Closing Date; and

          10.6(c) Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to and on the Closing Date; and

          10.6(d) No action or proceeding shall be pending or threatened, challenging the validity of this Agreement or seeking to delay the consummation of any of the transactions for which this Agreement provides, which in the reasonable opinion of Seller is material to the transactions contemplated by this Agreement; and

          10.6(e) All of the requirements of Section 10.4 shall have been met.

     Seller shall have the right to waive any or all of the foregoing conditions of Closing at its sole option and risk.

     10.7 No Right of Reversion. Both Seller and Buyer agree that the Sellers
          ---------------------
have retained no right of reversion of the Licenses, no right to assignment of the Licenses, and have not reserved the right to use the facilities of the Companies after the Closing Date for any reason whatsoever.

     10.8 Further Assurance. From time to time, upon request and without further
          -----------------
consideration on or after the Closing Date, Seller and Buyer will execute and deliver such other instruments of conveyance and transfer and take such other action as may be reasonably required more effectively to convey, transfer to and vest in the Buyer, and to put the Buyer in possession and operating control of, any part of the Assets, and, in the case of contracts and rights, if any, which cannot be transferred effectively without the consent of third parties which is unobtainable, to use good faith efforts to secure to the Buyer the benefits thereof.

     11. OTHER CLOSING OBLIGATIONS.

     11.1 Prorations. Seller shall, pursuant to Section 1.1(k), be entitled to
          ----------
moneys collected within 30 days of the Closing Date based upon Seller's Accounts Receivable and shall be responsible for all liabilities and obligations incurred or payable in connection with the operation of the Stations through the close of business on the day preceding the Closing Date. Buyer shall be entitled to all income earned or accrued and shall be responsible for all liabilities and obligations incurred or payable in connection with the operation of the Stations after the close of business on the day preceding the Closing Date, and Buyer shall be entitled to moneys based upon Sellers Accounts Receivable collected more than 30 days after the Closing Date. All overlapping items of income or expense shall be apportioned between Seller and Buyer as of the close of business on the day preceding the Closing Date, in accordance with generally accepted accounting principles with the understanding that Buyer shall only have responsibility for the Assumed Obligations. Items to be apportioned include, but are not limited to, the following:

          11.1(a) Prepaid expenses arising from payments made for goods or services prior to the Closing Date if all or part of the goods or services have not been received or used prior to the Closing Date (for example, rents paid in advance for a rental period extending beyond the Closing
     Date);

          11.1(b) Liabilities, customarily accrued, arising from expenses incurred but unpaid as of the close of business on the day preceding the Closing Date (for example, frequency discounts; rent; and sales commissions); and

          11.1(c) As to utility charges relating to the Stations, within thirty
     (30) days after the Closing, Buyer shall deliver to Seller a statement setting forth in reasonable detail the basis for prorations pursuant to this Section, and Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, any net amount due as the result of the proration statement (or, if there is a dispute, the undisputed amount thereof). If Seller disputes Buyer's determinations, or, if at any time after delivery of Buyer's statement of determinations any party determines that any item included in the proration is inaccurate or that an additional item should be included in the prorations, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by them or, if they are unable to resolve the matter, by a firm of independent certified public accountants mutually agreeable to the parties, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by them.

     11.2 Fees: Sales and Transfer Taxes. All filing and recording fees in
          ------------------------------
connection with any instrument of conveyance or transfer delivered pursuant to this Agreement shall be paid by Buyer. All sales and other transfer taxes, if any, in respect of the Assets sold and transferred hereunder shall be paid by Buyer and Seller equally. Buyer shall pay the premium for a standard owner's policy of title on the Real Property; if Buyer desires an ALTA Policy, Buyer shall pay the additional premium therefor.

     11.3 Other Taxes. Any and all sales taxes, unemployment insurance and
          -----------
social security taxes, and all other taxes due any state, federal or local government by Seller on or before the Closing Date shall be paid by Seller on, or prior to, such time.

     11.4 Employees. On the Closing Date, Seller shall notify all persons
          ---------
employed by Seller in connection with the business of the change of the ownership of the business and shall pay all wages and bonuses owing to such employees (and all vacation, severance pay and fringe benefits to which such employees are entitled) such that any employee of Seller whom Buyer may elect to retain in Buyer's employ shall have no claim against Buyer by reason of any prior employment in Seller's business during Seller's ownership thereof.

     12. ALLOCATION OF PURCHASE PRICE.

     The purchase price shall be allocated among the Assets pursuant to the mutual agreement of the Buyer and Seller prior to the Closing Date. Each of the parties hereto agrees to prepare and file its tax returns reflecting the allocations in a manner consistent with this Agreement.

     13. INDEMNIFICATION.

     13.1 Survival of Representations and Warranties. All covenants and
          ------------------------------------------
agreements pertaining to matters to be performed after Closing and all representations and warranties contained in this Agreement shall survive for a period not to exceed two (2) years after the Closing Date ("Survival Period") except that the representations and warranties (a) with respect to title or (b) which the party making the same knew or would have, through the exercise of reasonable diligence, known to be false shall continue for the longest period permitted under any applicable statute of limitations. No claim which is the subject of the Survival Period may be brought under this Agreement or with respect to the transactions described herein unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the Survival Period. In the event such notice is so given, the right to indemnification with respect thereto under this Section 13 shall survive the Survival Period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

     13.2 Indemnity by Seller. Seller agrees to pay and discharge and to save
          -------------------
and protect Buyer and its officers, directors, shareholders and affiliates free and harmless from all obligations, claims and demands (including reasonable attorneys' fees incurred by Buyer with respect thereto) (collectively "Seller's Obligations") against, arising out of or in connection with (a) any lease, contract or other agreement of Seller not assumed by Buyer pursuant to this Agreement; (b) the ownership of the Stations or the Assets that shall arise or accrue prior to the Closing; and (c) any material breach or violation by Seller of any covenant, agreement or warranty herein contained, or the inaccuracy of any representation of Seller made in this Agreement.

     13.3 Indemnity by Buyer. Buyer agrees to pay and discharge and to save and
          ------------------
protect Seller and its officers, directors, shareholders and affiliates free and harmless from all obligations, claims, and demands (including but not limited to attorney fees incurred by Seller with respect thereto) against, arising out of or in connection with (a) any lease, contract, or other agreement of Seller to be assumed by Buyer pursuant to this Agreement; (b) that shall arise or accrue against or in connection with the ownership or operation of the Stations and the Assets from and after the Closing; and (c) any material breach of violation by Buyer of any covenant, agreement or warranty herein contained or the inaccuracy of any representation of Buyer made in this Agreement.

     13.4 Indemnification Procedure: Right of Offset. In the event that any
          ------------------------------------------
party hereto asserts a claim for indemnification hereunder, such party seeking indemnification shall give written notice to the indemnifying party specifying the nature and the amount, if known, of the claim asserted. The indemnifying party shall then have the right, using counsel reasonably satisfactory to the party seeking indemnification, to investigate, secure, contest or settle the claim alleged by such third party (hereinafter called a

"contest"), provided that the party seeking indemnification may participate voluntarily, at its own expense, in any such contest through representatives and counsel of its own choice, and, provided further, that any such action by the indemnifying party relating to the contest shall be without prejudice to the party seeking indemnification.

     13.5 Certain Limitations. The following limitations to the indemnity shall
          -------------------
apply:

          13.5(a) Either party's obligation to indemnify for and its liability in respect of Seller's Obligations or Buyer's Obligations, as the case may be, referred to in either Section 13.2 or 13.3 shall accrue only if the aggregate of all such obligations exceeds $175,000.00, and then, either party shall be liable to the for all such obligations in excess of such initial $175,000.00, subject to the limitations otherwise contained herein;

          13.5(b) The amount of either the Seller's obligations or Buyer's obligations, as the case may be, shall be reduced by the amount of any tax benefit attributable to such party's losses as, when and only to the extent that such party actually realizes such tax benefit and the net amount such party recovers from any insurer or other party liable for such losses, and the responsible party shall use all reasonable efforts to effect such recovery. If a tax benefit attributable to any party's losses is subsequently disallowed in any tax audit or administrative or court proceeding, the affected party shall promptly make a payment to the other party equal to the amount by which the losses were reduced as a result of the subsequently disallowed tax benefit; and

          13.5(c) If the amount of any limitation pursuant to this Section is determined after payment by the appropriate party of any amount otherwise required to be paid pursuant to this Section 13, said party shall repay to the other party promptly, after such determination, any amount that said party would not have had to pay pursuant to this Section 13 had such determination been made at the time of such payment.

          Except as provided otherwise in Section 13.4, the indemnifying party shall bear all costs of such contests and shall indemnify and hold the party seeking indemnification harmless against and from all costs, fees, and expenses of such contest. Unless and until the indemnifying party elects to prosecute the contest, the party seeking indemnification shall have the full right, at its option, to do so and to look to the indemnifying party under the provisions of this Agreement for the amount of the costs, if any, of prosecuting the contest. The failure of the indemnifying party to respond in writing to the aforesaid notice of the party seeking indemnification with respect to such contest within twenty
     (20) days after the receipt thereof shall be deemed an election not to prosecute the same. If the indemnifying party fails to prosecute the contest and the party seeking indemnification does not prosecute the contest or does so and the decision is rendered against it, the amount paid by the party seeking indemnification to the third party in settlement or satisfaction of the contest shall be deemed a valid claim hereunder. In the event that the contest involves any Seller's Obligations, Buyer shall have the right to offset the amount of the costs, if any, incurred by Buyer in prosecuting the contest together with any sums owed in connection with the resolution or settlement thereof against amounts which may be owed by Buyer to Seller.

         The parties hereto shall make mutually available to each other all relevant information in their possession relating to any such contest and shall cooperate in the defense thereof.

     14. TERMINATION BEFORE CLOSING; DEFAULT AND REMEDIES.

     14.1 Termination before Closing. If Closing shall not have previously
          --------------------------
occurred, this Agreement may be terminated:

          14.1(a) If the Closing has not occurred prior to the time provided for in Section 10.1 (except on account of a breach by Buyer or Seller as set forth in 14.1(c) or (d));

          14.1(b) Pursuant to Section 7.3 hereof;

          14.1(c) By Buyer, upon the occurrence of a Seller's Event of Default (as defined in Section 14.2) or upon failure of a condition precedent to Buyer's obligation to close set forth in Section 10.5;

          14.1(d) By Seller, upon the occurrence of a Buyer's Event of Default (as defined in Section 14.2) or upon failure of a condition precedent to Seller's obligation to close set forth in Section 10.6, other than the conditions set forth in Section 10.6(b); or

          14.1(e) By Seller upon the failure of any of the conditions set forth in Section 10.6(b) hereof.

     In the event of termination pursuant to Section 14.1(d) above, Seller shall be entitled to the Liquidated Damages Amount pursuant to Section 2.2 hereof. In the event of termination of this Agreement for any other reason, Buyer shall be entitled to return of the Escrow Amount as provided in Section 2.2 hereof.

     14.2 Default and Remedies.

          14.2(a) The occurrence of any one or more of the following events shall constitute a material default of this Agreement by Buyer ("Buyer's Event of Default"):

               (i) The material breach of any representation or warranty by Buyer hereunder unless such breach is cured prior to the Closing Date;

               (ii) The failure by Buyer to consummate the transactions contemplated by this Agreement in violation of the provisions of this Agreement;

               (iii) The failure by Buyer to perform any other of its obligations under this Agreement, where such failure shall continue for a period of ten (10) days after delivery of written notice of demand therefor from Seller to Buyer; provided, however, that if more than ten (10) days are reasonably required to cure such failure, then Buyer shall not be deemed to be in default thereof if Buyer, in good faith, has commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion and completes such cure prior to Closing.

          14.2(b) The occurrence of any one or more of the following events shall constitute a material default of this Agreement by Seller ("Seller's Event of Default"):

               (i) The material breach of any representation or warranty by Seller hereunder unless such breach is cured prior to the Closing Date;

               (ii) The failure by Seller to consummate the transactions contemplated by this Agreement in violation of the terms of this Agreement;

               (iii) The failure by Seller to perform any other of its obligations under this Agreement, where such failure shall continue for a period of ten (10) days after delivery of written notice of demand therefor from Buyer to Seller; provided, however, that if more than ten (10) days are reasonably required to cure such failure, then Seller shall not be deemed to be in default thereof if Seller, in good faith, has commenced such cure within said ten (10) day period and thereafter diligently prosecutes such cure to completion and completes such cure prior to Closing.

          14.2(c) Seller acknowledges that the Station is of a special, unique, and extraordinary character, and that any breach of this Agreement by Seller could not be compensated for by damages. Accordingly, upon the occurrence of a Seller's Event of Default, Buyer shall be entitled, in addition to any other remedies that it may have, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. In any action to specifically enforce Seller's obligation to close the transaction contemplated by this Agreement, Seller shall waive the defense that there is an adequate remedy at law or in equity and agrees that Buyer shall be entitled to obtain specific performance of Seller's obligation to close hereunder without being required to prove actual damages, and reasonable attorney's fees. As a condition to seeking specific performance, Buyer shall not be required to tender the Purchase Price, but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price and consummate the purchase of the Station as contemplated hereunder.

          14.2(d) Upon the occurrence of a Buyer's Event of Default, Seller shall have only the rights set forth in Section 14.1 and Section 2.2.

     15. ACCESS TO BOOKS AND RECORDS.

     After the Closing Date, Buyer and Seller shall each allow the other reasonable access during normal business hours upon reasonable prior notice to their respective books and records pertaining to the operation of the Stations prior to the Closing Date and shall retain such records for a period of not less than three (3) years after the Closing Date.

     16. NOTICES.

     All notices and other communications hereunder shall be in writing and be deemed to have been duly given if delivered personally or by overnight courier or sent by telecopy or mailed by registered mail, postage prepaid, addressed as follows:

          (a)      If to Seller, to:

                   Mrs. Faye Scott
                   1018 Timber Lane
                   Pottstown, PA 19464
                   Personal and Confidential

                            and

                   Mr. Mitchell Scott
                   1018 Timber Lane
                   Pottstown, PA 19464
                   Personal and Confidential

                   with a copy to:

                   Bernard Eizen, Esq.
                   Eizen, Fineburg & McCartney
                   Two Commerce Square, Suite 3410
                   2001 Market Street
                   Philadelphia, PA 19103

         (b)       If to Buyer, to:

                   Louis F. Mercatanti, Jr.
                   Nassau Broadcasting Partners, L.P.
                   600 Alexander Road
                   Princeton, NJ 08540

                   with a copy to:

                   Mark D. Schorr, Esq.
                   Sterns & Weinroth
                   A Professional Corporation
                   50 West State Street, Suite 1400
                   P.O. Box 1298
                   Trenton, NJ 08607-1298

or such other address with respect to any party hereto as such party may from time to time notify (as provided above) to the other party hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if personally delivered or otherwise sent as provided above, on the date delivered or sent if sent by telecopy and on the next business day after the date sent in all other cases.

     17. CONTROL OF STATIONS

     Between the date hereof and the Closing Date, Seller shall manage and control the operation of the Stations.

     18. EXPENSES.

     Unless otherwise agreed to in writing by the parties hereto, each party shall pay its own costs and expenses, including any and all legal and accounting fees, of its performance and compliance with all conditions and agreements contained herein on its or their part to be performed or complied with.

     19. BROKERS.

     Buyer and Seller acknowledge and represent and warrant to each other than Americom is the sole "Broker" in this transaction. Buyer and Seller each represent to the other that there is no other finder, consultant or broker involved in this transaction and that they have not agreed to pay any other finder, consultant or broker fee in connection with this transaction. If any other finder, consultant or broker claims a fee, the party whose actions led to that claim will bear sole responsibility for paying or settling that claim and shall indemnify the other party against the same. Seller shall be solely responsible for the Broker's fees.

     20. DISCLOSURE OF EXHIBITS AND SCHEDULES.

     Notwithstanding anything to the contrary contained in this Agreement or in any of the Exhibits and Schedules, any information disclosed in one Exhibit or Schedule, as the case may be, shall be deemed to be disclosed in all Exhibits and Schedules. Certain information set forth in the Exhibits and Schedules, as the case may be, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality. Except as expressly set forth in this Agreement, there are no representations or warranties, express or implied, being made by Seller.

     21. SECTION HEADINGS.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     22. ENTIRE AGREEMENT; FILINGS.

     This Agreement and all Schedules and Exhibits attached hereto constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior understandings and agreements among the parties, whether oral or written, contain the entire understanding of the parties and shall not be changed, modified, amended, extended, terminated, waived or discharged except by subsequent instrument in writing signed by the parties hereto. To the extent permitted by the FCC, the Schedules shall not be filed with the FCC or otherwise disclosed or made public.

     23. COUNTERPARTS.

     This Agreement may be signed upon any number of counterparts with the same effect as if the signature to each counterpart were on the same instrument.

     24. SURVIVAL.

     The provisions hereof, which by their terms are to be performed or observed after the Closing Date, shall survive the Closing hereunder in accordance with the terms of this Agreement and shall be binding upon and inure to the benefit of all of the parties hereto, their heirs, legal representatives, successors and assigns.

     25. CONFIDENTIALITY.

     Neither party shall make any announcement or disclose to the press or others without Seller's consent (which shall not be unreasonable withheld or delayed) as to the purchase/sale of the Stations prior to the filing of applications with the FCC and its first public announcement of the assignment application. It is understood that the foregoing non-disclosure requirement is not intended to preclude Buyer from having discussions with financial entities, consultants, attorneys and prospective management level employees outside the Stations who will also be advised of the need and agreement for deferred disclosure.

     26. ASSIGNABILITY.

     Neither the Agreement nor any rights or obligations hereunder may be assigned by Buyer or Seller without the express prior written consent of the other party. Except as provided otherwise herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

     27. GOVERNING LAW.

     This Agreement shall be governed by, construed (both as to validity and performance) and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed wholly within such jurisdiction.

     28. SEVERABILITY.

     Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

     39. FURTHER ACTIONS.

     From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents to the other party as the other party may reasonably request in order more effectively to consummate the transactions contemplated hereby.

     IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed by the parties hereto as of the date first above written.

                                   GREAT SCOTT BROADCASTING, LTD.
                                   By:   GREAT SCOTT BROADCASTING, INC.
                                         Its General Partner


                                   By: /s/ Faye Scott
                                       ---------------------------------
                                   Name: Faye Scott, President.
                                         -------------------------------


                                   NASSAU BROADCASTING PARTNERS, L.P.
                                   By: Nassau Broadcasting Partners, Inc., its General Partner

                                   By: /s/ Louis F. Mercatanti, Jr.
                                       ----------------------------
                                       Louis F. Mercatanti, Jr., President